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                                                                    Exhibit 23.3


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-72335 of NTL Incorporated and NTL Communications Corp. on Form S-3 of our report dated February 27, 1998 (March 16, 1998 as to
Note 3), appearing in the NTL Incorporated Proxy Statement dated January 29, 1999, on the consolidated financial statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 of Birmingham Cable Corporation Limited and subsidiaries and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche

Birmingham, England
June 2, 1999